SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM 8-K
                                Current Report
                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): September 27, 2000

                       The Dun & Bradstreet Corporation
            (Exact name of registrant as specified in its charter)

                             --------------------
          Delaware
      (State of other              1-14037                13-3998945
      jurisdiction of          (Commission File          (IRS Employer
       incorporation)                no.)             Identification No.)



   One Diamond Hill Road
      Murray Hill, NJ
   (Address of principal                                     07974
     executive offices)                                   (Zip Code)


      Registrant's telephone number, including area code: (908) 665-5000

                             --------------------

        (Former name or former address, if changed since last report.)

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Item 5. Other Events

     On September 8, 2000, the board of directors of The Dun & Bradstreet Corporation ("D&B") approved an amended and restated stockholder rights plan that will amend and restate D&B's existing stockholder rights plan.

     The new plan is substantially similar to the existing plan. However, among certain other changes, the new rights plan (i) reduced the exercise price of the rights to $100 from $150 and (ii) modified the terms of the Series A Preferred Stock issuable upon exercise of the rights to elect two additional members to the board of directors of D&B if dividends payable on the Series A Preferred Stock are in arrears for the equivalent of six quarters.

     As in the existing rights plan, the new rights plan provides that the rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of D&B's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15 percent or more of D&B's common stock. Under certain circumstances, the rights are redeemable at a price of $0.01 per right. The rights will expire on June 30, 2008.




























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Item 7. Exhibits

Exhibit No.    Description
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4.1            Amended and Restated Rights Agreement between The Dun &
               Bradstreet Corporation and EquiServe Trust Company, N.A., dated as of September 27, 2000









































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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         The Dun & Bradstreet Corporation


                                         By:  /s/ David J. Lewinter
                                            -----------------------------
                                            Name:  David J. Lewinter
                                            Title:  Vice President and
                                                    Corporate Secretary


Date: September 27, 2000


































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                                 EXHIBIT INDEX

Exhibit No.    Description

4.1 Amended and Restated Rights Agreement between The Dun & Bradstreet Corporation and EquiServe Trust Company, N.A., dated as of September 27, 2000